Exhibit 99.1

Vertex Pharmaceuticals Incorporated

First Quarter 2009 Financial Results

Vertex Pharmaceuticals Reviews First Quarter Business Progress and Reports
First Quarter 2009 Financial Results

— Telaprevir registration program on track; VCH-222 enters multi-dose,
3-day viral kinetic study —

— VX-770 will start registration program in CF patients with G551D mutation —

—Vertex ends first quarter with $869 million of cash, cash equivalents and marketable securities—

Cambridge, MA, April 16, 2009 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reviewed first quarter 2009 business and clinical achievements and reported consolidated financial results for the quarter ended March 31, 2009.

“With our strong performance in the first quarter, we are well positioned to drive forward key programs in hepatitis C and cystic fibrosis and to deliver on our 2009 financial projections outlined earlier this year,” said Matt Emmens, President of Vertex Pharmaceuticals.  “Our top priority is to execute on the telaprevir Phase 3 program and to prepare for an NDA filing for telaprevir in the second half of 2010.  Additionally, our cystic fibrosis program has made remarkable progress and we expect to start a registration program for VX-770 this quarter.”

Mr. Emmens continued, “Since joining Vertex, I’ve been impressed with the strong team of experienced and talented employees who are dedicated to advancing the Company. With the PROVE 3 presentation of SVR data in HCV patients who failed prior treatment with pegylated interferon and ribavirin at EASL next week, the continued progress in the telaprevir Phase 3 program and the initiation of a registration program for VX-770 in cystic fibrosis patients, it’s an eventful and exciting time for everyone at Vertex.  I look forward to leading Vertex as we continue to grow and transition toward a fully-integrated pharmaceutical company.”

–more–

Broad Commitment to Hepatitis C

Phase 3 evaluation in treatment-naïve and treatment-failure patients

•                  Vertex is conducting the Phase 3 ADVANCE study, evaluating the hepatitis C virus (HCV) protease inhibitor telaprevir (8 or 12 weeks of dosing, depending on treatment arm assignment), or placebo, as part of a combination regimen with pegylated interferon (peg-IFN) and ribavirin (RBV) in more than 1,050 patients.  The global 3-arm trial is focused on response-guided 24-week telaprevir-based regimens in genotype 1 treatment-naïve HCV patients.   In January, the telaprevir dosing portion of the ADVANCE trial was completed.

•                  Vertex is conducting ILLUMINATE, a global 2-arm trial that is evaluating response- guided telaprevir-based regimens in approximately 500 genotype 1 treatment-naïve HCV patients.  This trial is designed to supplement sustained viral response (SVR) data obtained from the pivotal Phase 3 ADVANCE trial.  The aim of the ILLUMINATE trial is to characterize whether there is an additional benefit to extending treatment from 24 to 48 weeks in treatment-naïve patients who achieved undetectable HCV RNA at weeks 4 and 12 of treatment.  Vertex announced today that the telaprevir dosing portion of the ILLUMINATE trial has been completed.

•                  Tibotec is conducting the Phase 3 REALIZE trial, which is evaluating treatment with telaprevir-based regimens in more than 650 patients with genotype 1 HCV who failed to achieve an SVR with prior treatment of peg-IFN and RBV, and which enrolled all major treatment-failure groups including null responders.  The REALIZE trial completed enrollment in February and Vertex expects the telaprevir dosing portion of the REALIZE trial to be complete in May.

Telaprevir twice-daily evaluation

•                  Tibotec is conducting Study C208, a Phase 2, open-label clinical study in Europe that is evaluating a twice-daily (1125mg q12h) dosing schedule of telaprevir in combination with peg-IFN-alfa-2a (PEGASYS®) or peg-IFN-alfa-2b (PEGINTRON™) and RBV, as compared to the current three-times-daily (750 mg q8h) dosing schedule.  In an interim analysis conducted at 12 weeks, more than 80% of patients who received the telaprevir-based

combination either twice-daily or three times daily with PEGASYS or PEGINTRON had undetectable HCV RNA at week 4 and week 12.   The type and frequency of adverse events across the study arms were generally consistent with previous studies of telaprevir.  No substantial differences in the safety profile or viral breakthrough rates between the two different dosing regimens were observed. A complete analysis will be performed upon the conclusion of this study.  Data obtained to date support the potential to continue developing telaprevir as a twice-daily dosing regimen.

•                  Study C208 is evaluating response-guided telaprevir-based regimens.  Patients who had undetectable HCV RNA at week 4 and week 12 were able to stop all treatment at the end of 24 weeks, while the remaining patients continued to receive peg-IFN and RBV for an additional 24 weeks for a total of 48 weeks of therapy.  Vertex announced today that 24 or 48 weeks of dosing is complete in Study C208 and patients are being followed post-treatment.

Additional Telaprevir Development Programs

•                  Vertex has completed PROVE 3, a Phase 2b clinical trial of telaprevir-based combination therapy in patients with genotype 1 HCV who did not achieve an SVR with a previous peg-IFN-based treatment.  Full data will be presented as part of a late-breaker oral presentation during the 44th Annual Meeting of the European Association for the Study of the Liver (EASL) in Copenhagen on Saturday, April 25, 2009.

•                  In an interim analysis presented in November 2008, the PROVE 3 data showed a 52% SVR12 in HCV treatment-failure patients, with a 24-week treatment duration.  Full data from PROVE 3 have been provided to the U.S. FDA.

Enhanced Commitment to Future Treatment of HCV

•                  In March, Vertex added to its HCV drug development portfolio through the acquisition of ViroChem Pharma Inc., in a stock and cash transaction.  The acquisition added to Vertex’s portfolio two non-nucleoside polymerase inhibitors, VCH-222 and VCH-759, which have each shown substantial reductions in plasma HCV RNA when dosed as single agents and have been well-tolerated in clinical trials to date.

•                  VCH-222 is an oral non-nucleoside inhibitor of the HCV NS5B polymerase.  In a 3-day viral kinetic study completed in late 2008, VCH-222 resulted in a median 3.7 log10 decrease in HCV RNA when dosed as 750 mg twice daily.

•                  Vertex today announced that it is initiating a 3-day multi-dose viral kinetic study to evaluate the antiviral activity, safety, tolerability and pharmacokinetics of VCH-222 in patients with chronic genotype 1 HCV infection.

•                  The study will evaluate the antiviral activity of VCH-222 dosed as monotherapy for three days in approximately 32 treatment-naïve patients ages 18 to 65 years.  The study will be conducted at up to 11 clinical trial sites in North America and Argentina.

•                  Vertex expects to use data from the trial to inform the first trial exploring STAT-C combinations of telaprevir.

Presentations at the European Association for the Study of the Liver (EASL)

•                  Three abstracts related to telaprevir were accepted for presentation at the 44th Annual Meeting of the European Association for the Study of the Liver (EASL) in Copenhagen, Denmark, April 22-26, 2009.  The accepted abstracts are a late breaker oral presentation of SVR rates from the PROVE 3 clinical trial of telaprevir in patients who failed prior HCV therapy, an oral presentation of data from Study C210 of telaprevir in treatment-naïve genotype 4 HCV patients, and an oral presentation of data from Study C209 of telaprevir in treatment-naïve genotype 2 and 3 patients.

•                  In addition, three abstracts related to Vertex’s HCV polymerase inhibitor VCH-222 were accepted as poster presentations, including a presentation of the first clinical results for VCH-222 in HCV patients.

•                  The abstracts can be accessed through the EASL website, www.easl.ch.

Additional HCV protease inhibitors in clinical development

•                  Vertex is advancing a portfolio of additional HCV protease inhibitors, VX-813 and VX-985. VX-813 has completed a multi-dose Phase 1a study in healthy volunteers and VX-985 is in early development.

Broad Program Targeting Cystic Fibrosis Advancing

Potentiator compound VX-770 registration program

•                  Vertex has agreement with regulatory authorities to initiate in the second quarter of 2009 the registration program for VX-770, an investigational Cystic Fibrosis Transmembrane Conductance Regulator (CFTR) potentiator compound for the treatment of cystic fibrosis (CF).

•                  The VX-770 registration program will consist of three separate trials: a primary trial designed to enroll patients ages 12 and older who carry the G551D mutation on at least one allele, a trial in patients aged 6 to 11 with the G551D mutation on at least one allele, and the first trial to evaluate patients homozygous for the F508del mutation.

•                  The registration program will evaluate 48 weeks of VX-770 treatment for patients with the G551D mutation, and will involve approximately 100 centers in the U.S. and Europe.

•                  The primary endpoint of all trials in the VX-770 registration program will be FEV1. Additional secondary endpoints, including sweat chloride, will also be measured to determine the effect of VX-770 on helping to restore the function of the defective CFTR protein.

Corrector compound VX-809 in Phase 2a trial

•                  In March, Vertex initiated a Phase 2a trial of VX-809, an investigational CFTR corrector compound for the treatment of CF.  The trial is designed primarily to evaluate the safety and tolerability of multiple doses of VX-809 in patients with the F508del CFTR mutation, the most common mutation in CF patients.  In addition to safety, the study provides the first opportunity to evaluate the potential effect of VX-809 on measures of CFTR function, including sweat chloride and nasal potential difference.  In the trial, VX-809’s potential effect on FEV1 will also be evaluated as a secondary measure.  The trial will initially evaluate two dose levels of VX-809 compared to placebo given orally once daily for 28 days in a parallel design.  Following a planned interim analysis, the trial may evaluate an additional two dose levels of VX-809 compared to placebo.  The trial is expected to be complete in early 2010.

Additional Advancements in Pipeline

•                  Vertex recently completed an analysis of Phase 1 single and multiple, 14-day, dose-ranging studies of VX-509, a novel and highly selective Janus Kinase 3 (JAK3) inhibitor.  In these studies, VX-509 was well-tolerated at all dose levels and demonstrated a promising pharmacokinetic profile indicating the opportunity for a once-daily oral dosing regimen.  In both Phase 1 and prior in vitro studies, VX-509 has shown highly selective inhibition of biomarkers of JAK3 activity, with no significant inhibition of JAK2 activity at targeted exposures.  VX-509 may have broad potential for the treatment of multiple immune-mediated inflammatory diseases.   In addition to VX-509, Vertex has selected VX-467 as an additional drug candidate targeting JAK3.

•                  In order for Vertex to balance its portfolio, focus R&D investments, and maximize the value of the JAK3 program, the Company is entering a period of advanced licensing discussions with several potential collaborators.

•                  Vertex’s collaborator, Merck & Co., Inc., is conducting a Phase 1 clinical trial of the Aurora kinase inhibitor MK-5108 (VX-689) in patients with advanced and/or refractory tumors.

First Quarter Results

For the quarter ended March 31, 2009, the Company’s GAAP net loss was $161.5 million, or $1.04 per share, including stock-based compensation, executive transition, acquisition related and restructuring expenses of $34.0 million, compared to a GAAP net loss for the quarter ended March 31, 2008 of $96.2 million, or $0.72 per share, including stock-based compensation and restructuring expenses of $13.7 million.

The non-GAAP loss, before stock-based compensation, executive transition, acquisition related and restructuring expenses, for the quarter ended March 31, 2009 was $127.5 million, or $0.82 per share, compared to $82.5 million, or $0.61 per share, for the quarter ended March 31, 2008.  The increase in the Company’s 2009 non-GAAP loss was principally attributable to a decrease in collaborative revenues and an increase in total operating expenses to support telaprevir’s global Phase 3 registration program and commercialization, and preparation for advancement of VX-770 into a registration program.

Total revenues for the quarter ended March 31, 2009 were $24.8 million, compared to $41.7 million for the first quarter of 2008.  The decrease is primarily due to a reduction in milestone revenues received in the first quarter of 2008 that did not recur in 2009.

Research and development (R&D) expenses for the quarter ended March 31, 2009 were $143.6 million, compared to $116.3 million in R&D expenses for the first quarter of 2008.  The increase primarily reflects investment activity to support advancement of Phase 3 trials for telaprevir as well as preparation for advancement of VX-770 into a registration program for cystic fibrosis.

Sales, general and administrative (SG&A) expenses for the quarter ended March 31, 2009 were $28.1 million, compared to $19.9 million for the first quarter of 2008.  This increase reflects building of capabilities, including an increase in the number of employees and our commercial investments, to support advancement of telaprevir and VX-770 toward potential launch.

Other expense, net, for the quarter ended March 31, 2009 was $0.8 million, compared to other income, net, of $2.6 million for the first quarter of 2008.  This decrease resulted from increased interest expense and a lower level of investment portfolio yields reflecting the broader economic environment.

At March 31, 2009, Vertex had $869.2 million in cash, cash equivalents and marketable securities.  Additionally, the Company has $287.5 million of convertible senior subordinated debt due in

2013, with a conversion price of $23.14 per share.

Full Year 2009 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

Vertex today is reiterating its guidance for 2009 non-GAAP loss, which originally was provided on February 9, 2009.   Specifically, this guidance provided a non-GAAP loss of $400 million to $435 million.   The Company is also providing guidance for 2009 year-end cash, cash equivalents and marketable securities of approximately $700 million.

Vertex today is revising its expectation for 2009 GAAP net loss to the range of $500 million to $535 million, which includes $100 million of stock-based compensation expense, executive transition expenses, acquisition related expenses and restructuring expense.

“We are making disciplined investments focused on advancing our HCV and CF programs, and on maintaining our product creation capabilities while balancing these investments with respect to our financial profile,” said Ian Smith, Executive Vice President and Chief Financial Officer of Vertex.  “We raised capital for our business in the first quarter and we recognize the importance of managing our balance sheet in this difficult macroeconomic environment.  We remain committed to the financial guidance provided and reiterated today.”

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures.  In particular, Vertex provides its first quarter 2009 and 2008 loss and guidance for its projected 2009 loss, excluding restructuring expense, acquisition related expenses, executive transition expenses, and stock-based compensation expense, which in each case results in a non-GAAP financial measure.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results.  Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance.  A reconciliation of non-GAAP financial results to GAAP financial results is included in the attached financial statements.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is focused on viral diseases, cystic fibrosis, inflammation, autoimmune diseases, cancer and pain. Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

PEGASYS® is a registered trademark of Hoffman La Roche.

PEGINTRON™ is a trademark of Schering Corporation.

Special Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including statements regarding (i) the Company’s expectation that it will begin the VX-770 registration program in the second quarter, (ii) the Company being well-positioned to drive forward its key programs in HCV and CF and deliver on its 2009 financial projections, (iii) the Company’s top priority being executing on the telaprevir Phase 3 program and preparing for filing an NDA for telaprevir in the second half of 2010, (iv) the continued growth of the Company and the transition toward a fully-integrated pharmaceutical company, (v) the expectation that telaprevir dosing in the REALIZE trial will be complete in May 2009, (vi) the expectation that a complete analysis of the C208 study will be performed upon the conclusion of the study, and the Company’s belief that data obtained to date from the C208 study supports potential to continue developing telaprevir as a twice-daily dosing regimen, (vii) the expectation that PROVE 3 data and data from other clinical trials of telaprevir and VCH-222 will be presented at EASL, (viii) the expected clinical trial design for the multi-dose 3-day viral kinetic study of VCH-222, and the potential for the results of this study to inform the design of the first STAT-C combination trial with telaprevir, (ix) the expected clinical trial designs for the registration program for VX-770, (x) the clinical trial design of the Phase 2a study of VX-809 and the expected completion of this Phase 2a study in early 2010, (xi) the broad potential VX-509 may have for the treatment of multiple immune-mediated inflammatory diseases and the Company entering a period of advance licensing discussions with several collaborators to balance its portfolio and focus R&D investments, (xii) the Company’s statements regarding its financial position, and (xiii) guidance that the Company’s projected GAAP and non-GAAP 2009 annual loss and year-end cash, cash equivalents and marketable securities balances will be within the ranges stated under the heading “Full Year 2009 Financial Guidance”. While the Company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. Those risks and uncertainties include, among other things, that the outcomes for each of its planned clinical trials and studies, and in particular its planned clinical trials of telaprevir, may not be favorable, that regulatory authorities may require supplemental clinical trials in order to support registration of telaprevir in any particular indication, that there may be varying interpretations of data produced by one or more of our clinical trials, that enrollment may be more difficult or slower than we currently anticipate or that planned clinical trials may not start when planned due to regulatory issues, site startup delays, availability of clinical trial material or other reasons, that regulatory authorities will require more extensive data for a telaprevir NDA filing than currently expected, the possibility that the Company may not be able to successfully develop combination therapies involving telaprevir and drug candidates acquired from ViroChem and that data from early clinical trials of VCH-222 and VCH-759 may not be predictive of results from future clinical trials of these polymerase inhibitors, that one or more of the Company’s assumptions underlying its revenue expectations — including clinical and scientific progress that could lead to payments under new collaborations — or its expense expectations — including estimates of the variables that go into determining stock-based compensation expenses — will not be realized, or that Vertex will be unable to realize one or more of its financial objectives for 2009 due to unexpected and costly program delays or any number of other financial, technical or collaboration considerations, that unexpected costs associated with one or more of the Company’s programs will necessitate a reduction in its investment in other programs or a change in the Company’s financial projections, that future competitive or other market factors may adversely affect the commercial potential for the Company’s product candidates in HCV or other potential indications, that due to scientific, medical or technical developments, the Company’s drug discovery efforts will not ultimately result in commercial products or assets that can generate revenue, that we will be unable to enter into new collaborative relationships on acceptable terms, and other risks listed under Risk Factors in Vertex’s annual report and quarterly reports filed with the Securities and Exchange Commission and available through the Company’s website at www.vrtx.com. We disclaim any obligation to update the information contained in this press release as new information becomes available.

Vertex Pharmaceuticals Incorporated

2009 First Quarter Results
Consolidated Statements of Operations Data

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2009	2008

Revenues:
Royalty revenues (Note 6)	$6,140	$10,851
Collaborative and other R&D revenues	18,631	30,824

Total revenues	24,771	41,675

Costs and expenses:
Royalty expenses (Note 6)	3,576	3,576
Research and development expenses (R&D) (Note 7)	143,581	116,273
Sales, general & administrative expenses (SG&A) (Note 7)	28,130	19,932
Restructuring expense (Note 3)	2,402	630
Acquisition related expenses (Note 1)	7,793	—

Total costs and expenses	185,482	140,411

Loss from operations	(160,711)	(98,736)

Net interest income (expense)	(779)	2,582
Net loss	$(161,490)	$(96,154)

Basic and diluted net loss per common share	$(1.04)	$(0.72)

Basic and diluted weighted-average number of common shares outstanding	155,860	134,471

Non-GAAP Loss and Loss per Common Share Reconciliation

	Three Months Ended March 31,
	2009	2008
GAAP Net Loss	$(161,490)	$(96,154)
Pro Forma Adjustments:
Stock-based compensation and executive transition expenses included in R&D (Notes 2 & 7):	$18,573	$10,710
Stock-based compensation and executive transition expenses included in SG&A (Notes 2 & 7):	5,205	2,362

Total stock-based compensation and executive transition expenses	23,778	13,072

Restructuring expense (Note 3)	2,402	630
Acquisition related expenses (Note 1)	7,793	—

Non-GAAP Loss	$(127,517)	$(82,452)

Basic and diluted non-GAAP loss per common share	$(0.82)	$(0.61)

Note 1: On March 12, 2009, the Company acquired ViroChem Pharma Inc. (“ViroChem”), a biotechnology company based in Canada. The Company paid an aggregate purchase price of $100.0 million in cash and 10,733,527 shares of the Company’s common stock in order to acquire ViroChem.  The transaction will be accounted for under the acquisition method of accounting in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 141(R), “Business Combinations” (“SFAS 141(R)”).  Under SFAS 141(R), all of the assets acquired and liabilities assumed in the transaction are recognized at their acquisition date fair values, while transaction costs and restructuring costs associated with the transaction are expensed as incurred.

The $390.6 million purchase price for ViroChem is based on the acquisition-date fair value of the consideration transferred, which was calculated based on the opening price of the Company’s common stock of $27.07 per share on March 12, 2009. The excess of the aggregate purchase price over the fair value of assets acquired and liabilities assumed, if any, will be allocated to goodwill.  For the purposes of the condensed consolidated balance sheets, the Company has made preliminary allocations of the purchase price to the tangible and intangible assets that were acquired and to goodwill, but the Company is in the process of obtaining third-party valuations of certain intangible assets.  The final allocations of the purchase price to intangible assets and goodwill may differ materially from the information presented in these unaudited condensed consolidated financial statements.

Note 2:  For the three months ended March 31, 2009, the Company incurred $23.8 million in stock-based compensation and executive transition expenses of which $18.6 million is included in research and development expenses and $5.2 million is included in sales, general and administrative expenses.  For the three months ended March 31, 2008, the Company incurred $13.1 million in stock-based compensation expense of which $10.7 million is included in research and development expenses and $2.4 million is included in sales, general and administrative expenses.

Note 3: For the three months ended March 31, 2009, the Company incurred restructuring expense of $2.4 million. The expense is the result of incremental lease obligations related to the revision of certain key estimates and assumptions about building operating costs as well as the imputed interest cost related to the restructuring liability. For the three months ended March 31, 2008, the Company incurred restructuring expense of $0.6 million.  The expense is primarily a result of the imputed interest cost related to the restructuring liability. The expense and the related liability have been estimated in accordance with FASB Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” and are reviewed quarterly for changes in circumstances.

Note 4:  In February 2009, the Company completed a public offering of 10,000,000 shares of common stock, at a price of $32.00 per share. This transaction resulted in net proceeds of $313.3 million to the Company. The net proceeds include an underwriting discount of $6.4 million and other expenses of $0.4 million related to the equity offering that were recorded as an offset to additional paid-in-capital.

In February 2008, the Company completed a public offering of 6,900,000 shares of common stock, including the underwriters’ over-allotment of 900,000 shares, at a price of $17.14 per share. This transaction resulted in net proceeds of $112.7 million to the Company. The net proceeds include an underwriting discount of $5.3 million and other expenses of $0.2 million related to the offering that were recorded as an offset to additional paid-in-capital.

Note 5:  In February 2008, the Company completed an offering of $287.5 million aggregate principal amount of 4.75% convertible senior subordinated notes due February 2013 (the “2013 Notes”), including $37.5 million aggregate principal amount of notes purchased by the underwriters pursuant to their over-allotment option. The 2013 Notes are convertible, at the option of the holder, into common stock at a price equal to approximately $23.14 per share, subject to adjustment under certain circumstances. The 2013 Notes bear interest at the rate of 4.75% per year, and the Company is required to make semi-annual interest payments on the outstanding principal balance of the notes on February 15 and August 15 of each year. This transaction resulted in net proceeds of $278.6 million to the Company. The net proceeds include an underwriting discount of $8.6 million and other expenses of $0.3 million related to the offering that were recorded as deferred issuance costs and are in included in other assets on the Company’s condensed consolidated balance sheets.

Note 6: In the first quarter of 2008, the Company recognized royalty revenues based on actual and estimated net sales of Lexiva/Telzir and Agenerase by GlaxoSmithKline plc under the Company’s 1993 license agreement with GlaxoSmithKline plc.   In the second quarter of 2008, the Company sold the Company’s right to receive future royalty payments, net of sub-royalty payments due to a third party, arising from sales of Lexiva/Telzir and Agenerase under the Company’s license agreement with GlaxoSmithKline plc in return for a one-time cash payment of $160.0 million.  In accordance with Emerging Issues Task Force Issue No.88-18, “Sales of Future Revenues,” in the first quarter of 2009 the Company recognized deferred revenues relating to the $160.0 million one-time cash payment from the purchaser under the “units-of-revenue” method.

Note 7:  Certain amounts in prior year’s financial statements have been reclassified to conform to the current presentation.  The reclassifications had no effect on the reported net loss.

Condensed Consolidated Balance Sheets Data

(In thousands)

(Unaudited)

	March 31, 2009	December 31, 2008

Assets
Cash, cash equivalents and marketable securities	$869,186	$832,101
Other current assets	33,779	35,480
Property and equipment, net	66,601	68,331
Restricted cash	30,258	30,258
Intangible assets/goodwill (Note 1)	559,775	—
Other non-current assets (Notes 5 & 6)	14,068	14,309
Total assets	$1,573,667	$980,479

Liabilities and Stockholders’ Equity
Other current liabilities	$134,666	$172,567
Accrued restructuring expense	34,811	34,064
Deferred tax liability (Note 1)	161,600	—
Deferred revenues (Note 6)	239,162	247,474
Convertible notes (due 2013)(Note 5)	287,500	287,500
Stockholders’ equity (Notes 1 & 4)	715,928	238,874
Total liabilities and stockholders’ equity	$1,573,667	$980,479
Common shares outstanding(Notes 1 & 4)	172,986	151,245

Conference Call and Webcast: First Quarter Financial Results:

Vertex Pharmaceuticals will host a conference call and webcast today, Thursday, April 16, 2009 at 5:00 p.m. EDT to review financial results and recent developments.  This call and webcast will be broadcast via the Internet at www.vrtx.com.  It is suggested that webcast participants go to the web site at least 10 minutes in advance of the call to ensure that they can access the slides.  The link to the webcast is available on the Events and Presentations button on the home page.

To listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (702) 696-4937 (International). Vertex is also providing a podcast MP3 file available for download on the Vertex website at www.vrtx.com.

The call will be available for replay via telephone commencing April 16, 2009 at 8:00 p.m. EDT running through 5:00 p.m. EDT on April 23, 2009.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference

ID number is 93307512.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. EDT on April 30, 2009.

Vertex’s press releases are available at www.vrtx.com.

(VRTX-GEN)

Vertex Contacts:

Investors

Michael Partridge, 617-444-6108

Lora Pike, 617-444-6755

Media

Jane A. Kramer, 617-444-6924

Zachry Barber, 617-444-6470